Exhibit 99.1

Regional Management Corp. Announces First Quarter 2025 Results

- Net income of $7.0 million and diluted earnings per share of $0.70 -

- Record first quarter originations were up 20.2% from prior year, contributing to $146 million, or 8.4%, of year-over-year portfolio growth -

- Record first quarter revenue was up 6.0% year-over-year, or 7.4% on an adjusted basis -

- Improving credit performance, with 30+ day contractual delinquency rate of 7.1%, down 60 basis points sequentially -

Greenville, South Carolina – April 30, 2025 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2025.

“We are very pleased with how we have begun the new year,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “We delivered $7.0 million of net income and 70 cents of diluted EPS in the first quarter, with record first quarter revenue of $153 million. We experienced relatively low seasonal liquidation of $2 million in the quarter — compared to a $27 million portfolio decline in the first quarter of last year — thanks to our recent growth initiatives, including opening 15 new branches since September. We generated record first quarter originations while maintaining our tightened credit box, and ending net receivables were up 8.4% year-over-year — our fastest year-over-year growth rate since 2023.”

“Our new branches opened over the last several months are performing very well and growing rapidly, demonstrating the power of our branch-based model and our ability to grow through branch and geographic expansion without needing to open the credit box,” added Mr. Beck. “We also continue to experience strong results from our barbell strategy of growth in our high-quality, auto-secured and higher-margin, small loan portfolios. These portfolios have strong margins and support our customer graduation strategy. We will continue to monitor the economic environment and expect to lean further into growth in the second half of the year.”

“On the credit front, our portfolio continues to perform well,” said Mr. Beck. “Our first quarter net credit loss rate of 12.4% was better than our expectations and 120 basis points better than the prior-year period after adjusting for prior-year loan sale impacts and the growth in our higher-margin portfolio. Our front book now makes up 92% of our total portfolio, is performing in line with our expectations, and has a 30+ day contractual delinquency rate of 6.8%, compared to 10.0% in the back book portfolio. As we evaluate our quarterly and annual loss curves, we are observing consistent and meaningful improvements in loss performance within the front book vintages across all months on book.”

“Looking ahead, we will continue to carefully monitor economic conditions, making adjustments to our growth and underwriting strategies where advisable to further improve credit, margin, and bottom-line outcomes,” continued Mr. Beck. “As always, we will manage the business prudently and in a way that appropriately balances portfolio growth and credit risk, as well as short- and long-term capital generation and returns for our shareholders.”

First Quarter 2025 Highlights

•
Net income for the first quarter of 2025 was $7.0 million and diluted earnings per share was $0.70, lower than the first quarter of 2024 due to the benefit in the prior-year period of the sale of certain non-performing loans during the fourth quarter of 2023.

•
Net finance receivables as of March 31, 2025 were $1.9 billion, an increase of $146.1 million, or 8.4%, from the prior-year period, driven by receivables growth in 15 new branches opened since the beginning of September 2024 and strong execution of the company’s barbell strategy, which balances growth in higher-quality, auto-secured products with growth in the higher-margin small loan portfolio.

- Low seasonal portfolio liquidation of $2 million sequentially, compared to a $27 million portfolio liquidation in the first quarter of 2024.

- Record first quarter originations of $392.1 million, up 20.2% from the prior-year period, while maintaining conservative underwriting criteria.

- Large loan net finance receivables of $1.3 billion increased $95.2 million, or 7.6%, from the prior-year period and represented 71.2% of the total loan portfolio, compared to 71.7% in the prior-year period.

- Small loan net finance receivables of $543.8 million increased $53.0 million, or 10.8%, from the prior-year period and represented 28.8% of the total loan portfolio, compared to 28.1% in the prior-year period.

- Auto-secured net finance receivables of $218.7 million increased $59.0 million, or 37.0%, from the prior-year period and represented 11.6% of the total loan portfolio, compared to 9.2% in the prior-year period.

- Net finance receivables with annual percentage rates (APRs) above 36% increased by 20.6% year-over-year and now represent 18.3% of the portfolio, up from

16.4% in the prior-year period, driven by the increase in the higher-margin small loan portfolio.

- Customer accounts increased by 6.4% from the prior-year period.

•
Record first quarter total revenue of $153.0 million, an increase of $8.7 million, or 6.0%, from the prior-year period, primarily due to growth in average net finance receivables.

- Total revenue increased by 7.4% year-over-year after adjusting the prior-year period for the revenue benefit from the sale of certain non-performing loans during the fourth quarter of 2023.

- Total revenue yield for the first quarter of 2025 was 32.4%, compared to 32.8% in the prior-year period, which was inclusive of an estimated 50 basis point benefit from the fourth quarter 2023 non-performing loan sale.

- Total revenue yield and interest and fee yield each increased 10 basis points from the prior-year period after adjusting for the estimated 50 basis point benefit to yield in the prior-year period from the fourth quarter 2023 non-performing loan sale.

•
Provision for credit losses for the first quarter of 2025 was $58.0 million, an increase of $11.6 million, or 24.9%, from the prior-year period, driven by portfolio growth.

- The net credit loss rate (annualized net credit losses as a percentage of average net finance receivables) for the first quarter of 2025 was 12.4%, a 180 basis point increase compared to 10.6% in the prior-year period.

- The first quarter 2024 net credit loss rate is inclusive of an estimated 270 basis point benefit from the sale of certain non-performing loans, which accelerated credit losses during the fourth quarter of 2023. The first quarter 2025 net credit loss rate improved 120 basis points year-over-year after adjusting for the prior-year period loan sale (90 basis points) and the year-over-year growth in our higher-margin portfolio (30 basis points).

- The allowance for credit losses was $199.1 million as of March 31, 2025, or 10.5% of net finance receivables, compared to 10.7% in the prior-year period. The provision for credit losses for the first quarter of 2025 included a reserve decrease of $0.4 million, primarily due to portfolio liquidation occurring during the first quarter of 2025.

•
As of March 31, 2025, 30+ day contractual delinquencies totaled $134.0 million, or 7.1% of net finance receivables, a 60 basis point improvement sequentially and consistent with the prior-year period.

- The total portfolio delinquency rate (delinquent loans outstanding as a percentage of ending net finance receivables) improved 20 basis points from the prior-year period after adjusting for the impact of growth in the higher-margin portfolio (10 basis points) and the carryover impact of the 2024 hurricane events (10 basis points).

- The delinquency rate of the large loan portfolio was 5.9% as of the end of the first quarter of 2025, a 30 basis point improvement from the prior-year period.

- The delinquency rate of the small loan portfolio was 10.0% as of the end of the first quarter of 2025, a 70 basis point increase from the prior-year period, reflecting growth in the higher-margin portfolio.

•
General and administrative expenses for the first quarter of 2025 were $66.0 million, an increase of $5.6 million from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the first quarter of 2025 was 14.0%, consistent sequentially and a 30 basis point increase from 13.7% in the prior-year period.

- Year-over-year increase in general and administrative expenses primarily driven by $1.7 million of incentive expenses shifting from the second quarter to the first quarter of 2025 and by investment in growth, which includes $1.9 million of expense associated with 17 new branches opened since the prior-year period and roughly $0.6 million of incremental marketing expense in legacy markets.

- Incentive expense timing negatively impacted the first quarter 2025 operating expense ratio by 40 basis points. The operating expense ratio was 10 basis points better year-over-year after adjusting for the incentive expense timing, despite adding 17 new branches in the network since the prior-year period.

- The 17 new branches added since the prior-year period had $3.6 million of revenue in the first quarter of 2025 against $1.9 million of general and administrative expenses.

•
The company opened 10 new branches in the first quarter of 2025 in California, Mississippi, Louisiana, and Arizona.

- Opened 15 new branches since the beginning of September 2024, of which 10 are in entirely new markets in California, Arizona, and Louisiana.

- As of the end of the first quarter, the 10 new market branches had been open for an average of roughly two months and had an average portfolio balance of $2.2 million, with the largest of the branches achieving $7.0 million of receivables in less than three months. In the first quarter, these 10 branches generated $1.5 million of revenue against $1.1 million of general and administrative expenses.

•
In the first quarter of 2025, the company repurchased 186,990 shares of its common stock at a weighted-average price of $34.56 per share under the company's $30 million stock repurchase program.

•
Received notification from the Consumer Financial Protection Bureau in April 2025 that it closed its examination of the company without any adverse finding.

Second Quarter 2025 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the second quarter of 2025. The dividend will be paid on June 11, 2025 to shareholders of record as of the close of business on May 21, 2025. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of March 31, 2025, the company had net finance receivables of $1.9 billion and debt of $1.5 billion. The debt consisted of:

•
$140.8 million on the company’s $355 million senior revolving credit facility,
•
$1.3 billion through the company’s asset-backed securitizations.

As of March 31, 2025, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $641 million, or 82.1%, and the company had available liquidity of $129.3 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of March 31, 2025, the company’s fixed-rate debt as a percentage of total debt was 90%, with a weighted-average coupon of 4.4% and a weighted-average revolving duration of 1.4 years.

In March, the company closed a $265 million asset-backed securitization transaction at a weighted-average coupon of 5.3%, a 90-basis point improvement over the company’s second quarter 2024 securitization transaction. The Class A notes of the securitization received a top rating of “AAA” from Standard & Poor’s and Morningstar DBRS. The company used a portion of the proceeds from the securitization to pay down variable rate debt facilities, as well as pay off notes from its September 2020 securitization.

The company had a funded debt-to-equity ratio of 4.1 to 1.0 and a stockholders’ equity ratio of 18.8%, each as of March 31, 2025. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.5 to 1.0, as of March 31, 2025. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (877) 407-0752 (toll-free) or (201) 389-0912 (international). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; any future public health crises, including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)
	1Q 25	1Q 24	$	%
Revenue
Interest and fee income	$136,553	$128,818	$7,735	6.0%
Insurance income, net	11,297	10,974	323	2.9%
Other income	5,117	4,516	601	13.3%
Total revenue	152,967	144,308	8,659	6.0%

Expenses
Provision for credit losses	57,992	46,423	(11,569)	(24.9)%

Personnel	41,142	37,820	(3,322)	(8.8)%
Occupancy	6,906	6,375	(531)	(8.3)%
Marketing	5,406	4,315	(1,091)	(25.3)%
Other	12,589	11,938	(651)	(5.5)%
Total general and administrative	66,043	60,448	(5,595)	(9.3)%

Interest expense	19,771	17,504	(2,267)	(13.0)%
Income before income taxes	9,161	19,933	(10,772)	(54.0)%
Income taxes	2,154	4,728	2,574	54.4%
Net income	$7,007	$15,205	$(8,198)	(53.9)%
Net income per common share:
Basic	$0.73	$1.59	$(0.86)	(54.1)%
Diluted	$0.70	$1.56	$(0.86)	(55.1)%
Weighted-average common shares outstanding:
Basic	9,610	9,569	(41)	(0.4)%
Diluted	10,025	9,746	(279)	(2.9)%
Return on average assets (annualized)	1.5%	3.4%
Return on average equity (annualized)	7.9%	18.4%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	1Q 25	1Q 24	$	%
Assets
Cash	$4,158	$4,215	$(57)	(1.4)%
Net finance receivables	1,890,351	1,744,286	146,065	8.4%
Unearned insurance premiums	(47,107)	(45,675)	(1,432)	(3.1)%
Allowance for credit losses	(199,100)	(187,100)	(12,000)	(6.4)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,644,144	1,511,511	132,633	8.8%
Restricted cash	122,312	118,194	4,118	3.5%
Lease assets	40,699	33,400	7,299	21.9%
Intangible assets	26,750	17,360	9,390	54.1%
Restricted available-for-sale investments	21,687	22,596	(909)	(4.0)%
Property and equipment	13,635	13,440	195	1.5%
Deferred tax assets, net	9,421	13,491	(4,070)	(30.2)%
Other assets	17,877	22,541	(4,664)	(20.7)%
Total assets	$1,900,683	$1,756,748	$143,935	8.2%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,477,860	$1,358,795	$119,065	8.8%
Unamortized debt issuance costs	(7,924)	(3,948)	(3,976)	(100.7)%
Net debt	1,469,936	1,354,847	115,089	8.5%
Lease liabilities	42,788	35,679	7,109	19.9%
Other liabilities	30,083	29,762	321	1.1%
Total liabilities	1,542,807	1,420,288	122,519	8.6%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 15,187 shares issued and 10,088 shares outstanding at March 31, 2025 and 14,675 shares issued and 9,868 shares outstanding at March 31, 2024)	1,519	1,468	51	3.5%
Additional paid-in capital	134,206	123,563	10,643	8.6%
Retained earnings	382,532	361,791	20,741	5.7%
Accumulated other comprehensive loss	(171)	(219)	48	21.9%
Treasury stock (5,098 shares at March 31, 2025 and 4,807 shares at March 31, 2024)	(160,210)	(150,143)	(10,067)	(6.7)%
Total stockholders’ equity	357,876	336,460	21,416	6.4%
Total liabilities and stockholders’ equity	$1,900,683	$1,756,748	$143,935	8.2%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables
	1Q 25	4Q 24	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 24	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,345,825	$1,336,780	$9,045	0.7%	$1,250,647	$95,178	7.6%
Small loans	543,824	554,686	(10,862)	(2.0)%	490,830	52,994	10.8%
Retail loans	702	1,069	(367)	(34.3)%	2,809	(2,107)	(75.0)%
Total	$1,890,351	$1,892,535	$(2,184)	(0.1)%	$1,744,286	$146,065	8.4%
Number of branches	353	344	9	2.6%	343	10	2.9%
Net finance receivables per branch	$5,355	$5,502	$(147)	(2.7)%	$5,085	$270	5.3%

	Averages and Yields
	1Q 25		4Q 24		1Q 24
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Large loans	$1,340,122	26.1%	$1,315,375	26.8%	$1,263,491	26.0%
Small loans	548,088	35.9%	536,163	37.4%	491,911	37.8%
Retail loans	895	14.7%	1,300	15.4%	3,341	15.8%
Total interest and fee yield	$1,889,105	28.9%	$1,852,838	29.8%	$1,758,743	29.3%
Total revenue yield	$1,889,105	32.4%	$1,852,838	33.4%	$1,758,743	32.8%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	1Q 25 Compared to 1Q 24
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$4,983	$194	$11	$5,188
Small loans	5,314	(2,394)	(274)	2,646
Retail loans	(97)	(9)	7	(99)
Product mix	(652)	521	131	—
Total	$9,548	$(1,688)	$(125)	$7,735

	Loans Originated (1)
	1Q 25	4Q 24	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 24	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$241,809	$281,632	$(39,823)	(14.1)%	$185,074	$56,735	30.7%
Small loans	150,311	194,268	(43,957)	(22.6)%	141,281	9,030	6.4%
Total	$392,120	$475,900	$(83,780)	(17.6)%	$326,355	$65,765	20.2%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	1Q 25	4Q 24	1Q 24
Net credit losses	$58,392	$50,226	$46,723
Percentage of average net finance receivables (annualized)	12.4%	10.8%	10.6%
Provision for credit losses	$57,992	$57,626	$46,423
Percentage of average net finance receivables (annualized)	12.3%	12.4%	10.6%
Percentage of total revenue	37.9%	37.2%	32.2%
General and administrative expenses	$66,043	$64,646	$60,448
Percentage of average net finance receivables (annualized)	14.0%	14.0%	13.7%
Percentage of total revenue	43.2%	41.8%	41.9%
Same store results (1):
Net finance receivables at period-end	$1,858,140	$1,880,251	$1,733,237
Net finance receivable growth rate	6.5%	6.1%	3.4%
Number of branches in calculation	336	337	340

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency
	1Q 25		4Q 24		1Q 24
Allowance for credit losses	$199,100	10.5%	$199,500	10.5%	$187,100	10.7%
Current	1,624,072	85.9%	1,590,381	84.0%	1,489,510	85.4%
1 to 29 days past due	132,302	7.0%	156,312	8.3%	130,578	7.5%
Delinquent accounts:
30 to 59 days	32,790	1.8%	36,948	1.9%	30,020	1.7%
60 to 89 days	28,778	1.5%	35,242	1.9%	25,409	1.5%
90 to 119 days	24,204	1.3%	28,085	1.5%	23,460	1.3%
120 to 149 days	22,866	1.2%	23,987	1.3%	22,163	1.3%
150 to 179 days	25,339	1.3%	21,580	1.1%	23,146	1.3%
Total delinquency	$133,977	7.1%	$145,842	7.7%	$124,198	7.1%
Total net finance receivables	$1,890,351	100.0%	$1,892,535	100.0%	$1,744,286	100.0%
1 day and over past due	$266,279	14.1%	$302,154	16.0%	$254,776	14.6%

	Contractual Delinquency by Product
	1Q 25		4Q 24		1Q 24
Large loans	$79,401	5.9%	$88,054	6.6%	$78,055	6.2%
Small loans	54,444	10.0%	57,595	10.4%	45,804	9.3%
Retail loans	132	18.8%	193	18.1%	339	12.1%
Total	$133,977	7.1%	$145,842	7.7%	$124,198	7.1%

	Income Statement Quarterly Trend
	1Q 24	2Q 24	3Q 24	4Q 24	1Q 25	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$128,818	$127,898	$133,932	$138,246	$136,553	$(1,693)	$7,735
Insurance income, net	10,974	10,507	7,422	11,792	11,297	(495)	323
Other income	4,516	4,620	4,984	4,794	5,117	323	601
Total revenue	144,308	143,025	146,338	154,832	152,967	(1,865)	8,659
Expenses
Provision for credit losses	46,423	53,802	54,349	57,626	57,992	(366)	(11,569)
Personnel	37,820	37,097	38,323	40,549	41,142	(593)	(3,322)
Occupancy	6,375	6,149	6,551	6,748	6,906	(158)	(531)
Marketing	4,315	4,836	5,078	4,777	5,406	(629)	(1,091)
Other	11,938	12,054	12,516	12,572	12,589	(17)	(651)
Total general and administrative	60,448	60,136	62,468	64,646	66,043	(1,397)	(5,595)
Interest expense	17,504	17,865	19,356	19,805	19,771	34	(2,267)
Income before income taxes	19,933	11,222	10,165	12,755	9,161	(3,594)	(10,772)
Income taxes	4,728	2,777	2,502	2,841	2,154	687	2,574
Net income	$15,205	$8,445	$7,663	$9,914	$7,007	$(2,907)	$(8,198)
Net income per common share:
Basic	$1.59	$0.88	$0.79	$1.02	$0.73	$(0.29)	$(0.86)
Diluted	$1.56	$0.86	$0.76	$0.98	$0.70	$(0.28)	$(0.86)
Weighted-average shares outstanding:
Basic	9,569	9,613	9,683	9,691	9,610	81	(41)
Diluted	9,746	9,863	10,090	10,128	10,025	103	(279)

	Balance Sheet & Other Key Metrics Quarterly Trends
	1Q 24	2Q 24	3Q 24	4Q 24	1Q 25	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,756,748	$1,789,052	$1,821,831	$1,909,109	$1,900,683	$(8,426)	$143,935
Net finance receivables	$1,744,286	$1,773,743	$1,819,756	$1,892,535	$1,890,351	$(2,184)	$146,065
Allowance for credit losses	$187,100	$185,400	$192,100	$199,500	$199,100	$(400)	$12,000
Debt	$1,358,795	$1,378,449	$1,395,892	$1,478,336	$1,477,860	$(476)	$119,065
Interest and fee yield (annualized)	29.3%	29.3%	29.9%	29.8%	28.9%	(0.9)%	(0.4)%
Efficiency ratio (1)	41.9%	42.0%	42.7%	41.8%	43.2%	1.4%	1.3%
Operating expense ratio (2)	13.7%	13.8%	13.9%	14.0%	14.0%	—	0.3%
Delinquency rate (3)	7.1%	6.9%	6.9%	7.7%	7.1%	(0.6)%	—
Net credit loss rate (4)	10.6%	12.7%	10.6%	10.8%	12.4%	1.6%	1.8%
Book value per share	$34.10	$33.96	$34.72	$35.67	$35.48	$(0.19)	$1.38

(1) General and administrative expenses as a percentage of total revenue.

(2) Annualized general and administrative expenses as a percentage of average net finance receivables.

(3) Delinquent loans outstanding as a percentage of ending net finance receivables.

(4) Annualized net credit losses as a percentage of average net finance receivables.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	1Q 25
Debt	$1,477,860
Total stockholders' equity	357,876
Less: Intangible assets	26,750
Tangible equity (non-GAAP)	$331,126
Funded debt-to-equity ratio	4.1	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.5	x